Exhibit 99.1

Caprius, Inc. One Parker Plaza, Fort Lee, NJ 07024 Phone: 201.592.9430 ● Fax: 201.5929430	For Immediate Release

CAPRIUS SUBSIDIARY APPOINTS EXCLUSIVE DISTRIBUTOR
FOR ITS STERIMED SYSTEMS FOR ITS STERIMED SYSTEMS
IN AUSTRALIA AND NEW ZEALAND

HACKENSACK, NJ - February 07, 2006 - Caprius, Inc. (OTCBB: CAPS) today announced that its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), has entered into a five-year exclusive Distribution Agreement with MediVac Limited (“MediVac”), an Australian healthcare equipment company. Under the terms of the agreement, MediVac Limited will exclusively distribute MCM’s SteriMed systems for the on-site disposal of infectious medical waste in the territory of Australia and New Zealand. The agreement specifies that MediVac will purchase a minimum of 200 units of the SteriMed systems during the term of the agreement.

“We are delighted to be working with MediVac in the Australian and New Zealand markets”, commented George Aaron, President and CEO. “The management of MediVac is very professional and responsive. MediVac has a very good understanding of the medical waste market as they are presently marketing an autoclave system that is designed for the larger facilities addressing a smaller segment of the medical waste market. We are hopeful that with our SteriMed technology, we will jointly be able to penetrate the larger segment of market share comprising of the smaller facilities. The remote distances of Australia and New Zealand add to the challenges of haulage companies to compete with an economic and efficient on-site system such as our SteriMed System.”

Mark Butler, CEO of MediVac, stated, “It is very apparent that MCM’s technology is synergistic with MediVac’s own proprietary technology and should afford a more complete product portfolio offering for MediVac in the ANZ market.”

About MediVac Limited
MediVac is an Australian healthcare equipment company listed on the Australian Stock Exchange that delivers an integrated “best practice” solution to the handling and remediation of clinical waste resulting in lower costs, improved infection control and environmental bonuses. More information can be found at www.medivac.com.au.

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

CONTACT

Investors

Beverly Tkaczenko	Kathy Price
Caprius, Inc.	The Global Consulting Group
Tel: (201) 342-0900	Tel: (646) 284-9430
Email: beverlyt@caprius.com	Email: kprice@hfgcg.com

Media

Ivette Almeida
The Global Consulting Group
Tel: (646) 284-9455
Email: ialmeida@hfgcg.com